Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Consolidated Edison, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Equity	Common Shares ($.10 par value)	457(c) and 457(h)	10,000,000	$96.73	$967,300,000	$147.60 per $1,000,000	$142,773.48

Total Offering Amounts							$142,773.48

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fee Due							$142,773.48

(1)

In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of Registrant’s Common Shares ($.10 par value) as may be offered, issued or issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933 solely for the purpose of determining the registration fee based on the average of the high and low prices on May 14, 2024 for Common Shares ($.10 par value) of Consolidated Edison, Inc., as reported on the New York Stock Exchange.